Exhibit 4.4

BARCLAYS PLC,

as Issuer,

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Trustee and Paying Agent

and

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH,

as Dated Subordinated Debt Security Registrar

FOURTH SUPPLEMENTAL INDENTURE

Dated as of March 10, 2021

To the Dated Subordinated Debt Securities Indenture, dated as of May 9, 2017, between

Barclays PLC and The Bank of New York Mellon, London Branch, as Trustee

$1,000,000,000 3.811% Fixed Rate Resetting Subordinated Callable Notes due 2042

-i-

FOURTH SUPPLEMENTAL INDENTURE, dated as of March 10, 2021 (the “Fourth Supplemental Indenture”), among BARCLAYS PLC, a public limited company registered in England and Wales (herein called the “Company”), having its registered office at 1 Churchill Place, London E14 5HP, United Kingdom, THE BANK OF NEW YORK MELLON, LONDON BRANCH, a New York banking corporation, as Trustee (herein called the “Trustee”) and Paying Agent, having its Corporate Trust Office at One Canada Square, London E14 5AL, United Kingdom, and THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH, as Dated Subordinated Debt Security Registrar, having an office at 2-4 Rue Eugene Ruppert, Vertigo Building – Polaris, Luxembourg, 2453, Luxembourg, to the DATED SUBORDINATED DEBT SECURITIES INDENTURE, dated as of May 9, 2017, between the Company and the Trustee, as heretofore amended and supplemented (the “Base Indenture” and, together with this Fourth Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to the Base Indenture, which provides for the issuance by the Company from time to time of its Dated Subordinated Debt Securities in one or more series;

WHEREAS, Section 9.01 of the Base Indenture permits supplements thereto without the consent of Holders of Dated Subordinated Debt Securities to establish the form or terms of Dated Subordinated Debt Securities of any series as permitted by Sections 2.01 and 3.01 of the Base Indenture and to add to, change or eliminate any of the provisions of the Base Indenture with respect to Dated Subordinated Debt Securities issued on or after the date hereof;

WHEREAS, as contemplated by Section 3.01 of the Base Indenture, the Company intends to issue a new series of Dated Subordinated Debt Securities, to be known as the Company’s “3.811% Fixed Rate Resetting Subordinated Callable Notes due 2042” (the “Securities”) under the Indenture;

WHEREAS, the Company has taken all necessary corporate action to authorize the execution and delivery of this Fourth Supplemental Indenture;

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Trustee and the Dated Subordinated Debt Security Registrar mutually agree as follows with regard to the Securities:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01 Definitions. Except as otherwise expressly provided or unless the context otherwise requires, all terms used in this Fourth Supplemental Indenture that are defined in the Base Indenture shall have the meanings ascribed to them in the Base Indenture.

The following terms used in this Fourth Supplemental Indenture have the following respective meanings with respect to the Securities only:

“2018 Order” means the U.K. Banks and Building Societies (Priorities on Insolvency) Order 2018, as may be amended or replaced from time to time.

“Bail-in Legislation” has the meaning set forth in Section 2.08 hereof.

“Base Indenture” has the meaning set forth in the first paragraph of this Fourth Supplemental Indenture.

“BRRD” has the meaning set forth in Section 2.08 hereof.

“BRRD Party” has the meaning set forth in Section 2.08 hereof.

“Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or in the City of New York, United States.

“Capital Regulations” means, at any time, the laws, regulations, requirements, standards, guidelines and policies relating to capital adequacy and/or minimum requirement for own funds and eligible liabilities and/or loss absorbing capacity for credit institutions of either (i) the PRA and/or (ii) any other national or European authority, in each case then in effect in the United Kingdom (or in such other jurisdiction in which the Company may be organized or domiciled) and applicable to the Group including, U.K. CRD.

“Company” has the meaning set forth in the first paragraph of this Fourth Supplemental Indenture, and includes any successor entity.

“DTC” means The Depository Trust Company, or any successor clearing system.

“EEA Bail-in Power” has the meaning set forth in Section 2.08 hereof.

“EEA BRRD Liability” has the meaning set forth in Section 2.08 hereof.

“EU Bail-in Legislation Schedule” has the meaning set forth in Section 2.08 hereof.

“EU CRD” means: (i) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investments firms, as amended before IP completion day; and (ii) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended before IP completion day.

“Indenture” has the meaning set forth in the first paragraph of this Fourth Supplemental Indenture.

“Interest Payment Date” has the meaning set forth in Annex I hereto.

“IP completion day” has the meaning given in the U.K. European Union (Withdrawal Agreement) Act 2020.

“Issue Date” has the meaning set forth in Section 2.01(f) hereof.

“Junior Obligations” means the obligations of the Company (as issuer or borrower, as the case may be) in respect of the sterling-denominated 7.875% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the U.S. dollar-denominated 7.875% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 7.250% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 5.875% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 7.750% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 8% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 7.125% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, the 6.375% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities and the 6.125% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities, for the time being outstanding and any other obligations of the Company which rank or are expressed to rank pari passu with any of such obligations.

“Parity Obligations” means the obligations of the Company (as issuer or borrower, as the case may be) in respect of the 4.375% Fixed Rate Subordinated Notes due 2024, the 5.20% Fixed Rate Subordinated Notes due 2026, the 4.836% Fixed Rate Subordinated Callable Notes due 2028, the 2.00% Fixed Rate Subordinated Callable Notes due 2028, the Singapore dollar denominated 3.750% Fixed Rate Resetting Subordinated Callable Notes due 2030, the 5.088% Fixed-to-Floating Rate Subordinated Notes due 2030, the sterling denominated 3.750% Fixed Rate Resetting Subordinated Callable Notes due 2030 and the 3.564% Fixed Rate Resetting Subordinated Callable Notes due 2035 of the Company for the time being outstanding and any other obligations of the Company which rank or are expressed to rank pari passu with any of such obligations.

“Regular Record Date” means the close of business on the Business Day immediately preceding each Interest Payment Date (or, if the Securities are held in definitive form, the close of business on the 15th Business Day preceding each applicable Interest Payment Date).

“Relevant EEA Resolution Authority” has the meaning set forth in Section 2.08 hereof.

“Reset Date” has the meaning set forth in Annex I hereto.

“secondary non-preferential debts” shall have the meaning given to it in the 2018 Order and any other law or regulation applicable to the Company which is amended by the 2018 Order, as each may be amended or replaced from time to time.

“Securities” has the meaning set forth in the Recitals to this Fourth Supplemental Indenture.

“Senior Creditors” means creditors of the Company: (i) who are unsubordinated creditors; (ii) who are subordinated creditors (whether in the event of a winding-up or administration of the Company or otherwise) other than (x) those whose claims by law rank, or by their terms are expressed to rank, pari passu with or junior to the claims of the holders of the Securities or (y) those whose claims are in respect of Parity Obligations or Junior Obligations; or (iii) who are creditors in respect of any secondary non-preferential debts.

“Stated Maturity” has the meaning set forth in Section 2.01(g) hereof.

“Tier 2 Capital” means Tier 2 Capital for the purposes of the Capital Regulations;

“Trustee” has the meaning set forth in the first paragraph of this Fourth Supplemental Indenture, and includes any successor entity.

“U.K. CRD” means the legislative package consisting of:

(i) the U.K. CRD Regulation;

(ii) the law of the United Kingdom or any part of it (as amended or replaced in accordance with domestic law from time to time), which immediately before IP completion day implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures, such Directive as amended before IP completion day; and

(iii) direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day implemented EU CRD as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act and as the same may be amended or replaced in accordance with domestic law from time to time.

“U.K. CRD Regulation” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investments firms, as amended before IP completion day, as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act and as the same may be further amended or replaced in accordance with domestic law from time to time.

“Withdrawal Act” means the United Kingdom European Union (Withdrawal) Act 2018.

SECTION 1.02 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03 Separability Clause. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04 Benefits of Instrument. Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 1.05 Relation to Base Indenture. This Fourth Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provisions of this Fourth Supplemental Indenture, all provisions of this Fourth Supplemental Indenture are expressly and solely for the benefit of the Holders and Beneficial Owners of the Securities and the Trustee and any such provisions shall not be deemed to apply to any other Dated Subordinated Debt Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Securities.

SECTION 1.06 Construction and Interpretation. Unless the context otherwise requires:

(a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Fourth Supplemental Indenture, refer to this Fourth Supplemental Indenture as a whole and not to any particular provision of this Fourth Supplemental Indenture;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “U.S. dollars” and “$” refer to the lawful currency for the time being of the United States;

(d) references herein to a specific Section, Article or Exhibit refer to Sections or Articles of, or an Exhibit to, this Fourth Supplemental Indenture;

(e) wherever the words “include”, “includes” or “including” are used in this Fourth Supplemental Indenture, they shall be deemed to be followed by the words “without limitation;”

(f) references to a Person are also to its successors and permitted assigns; and

(g) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

3.811% FIXED RATE RESETTING SUBORDINATED CALLABLE NOTES DUE 2042

SECTION 2.01 Creation of Series; Establishment of Form.

(a) There is hereby established a new series of Dated Subordinated Debt Securities under the Base Indenture entitled the “3.811% Fixed Rate Resetting Subordinated Callable Notes due 2042”

(b) The Securities shall be issued initially in the form of one or more registered Global Securities that shall be deposited with DTC on the Issue Date. The Global Securities shall be registered in the name of Cede & Co. and executed and issued in substantially the form attached hereto as Exhibit A.

(c) The Company shall issue the Securities in an aggregate principal amount of $1,000,000,000. The Company may from time to time, without the consent of the Holders of the Securities, issue additional securities of such series having the same ranking and same interest rate, Stated Maturity, redemption terms and other terms as the Securities described in this Fourth Supplemental Indenture, except for the price to the public and Issue Date. Any such additional securities subsequently issued shall rank equally and ratably with the Securities in all respects, so that such further securities shall be consolidated and form a single series with the applicable series of the Securities.

(d) Any proposed transfer of an interest in Securities held in the form of a Global Security shall be effected through the book-entry system maintained by DTC.

(e) The Securities shall not have a sinking fund.

(f) The Securities shall be issued on March 10, 2021 (the “Issue Date”).

(g) The stated maturity of the principal of the Securities shall be March 10, 2042 (the “Stated Maturity”).

(h) The Securities shall be redeemable prior to their Stated Maturity in accordance with Section 11.09 of the Base Indenture and Sections 2.04 and 2.05 hereof.

(i) Section 11.09 of the Base Indenture shall apply to the Securities.

(j) The Securities shall be issued in minimum denominations of $200,000 in principal amount and integral multiples of $1,000 in excess thereof.

(k) The Securities shall constitute the Company’s direct, unsecured and subordinated obligations and shall at all times rank pari passu without any preference among themselves. In the event of a winding-up or administration of the Company, the claims of the Trustee (on behalf of the Holders of the Securities but not the rights and claims of the Trustee in its personal capacity under the Indenture) and the Holders of the Securities against the Company, in respect of such Securities (including any damages or other amounts (if payable)) shall: (i) be subordinated to the claims of all Senior Creditors; (ii) rank at least pari passu with the claims in respect of Parity Obligations and with the claims of all other subordinated creditors of the Company (if any) which in each case by law rank, or by their terms are expressed to rank, pari passu with the Securities; and (iii) rank senior to the Company’s ordinary shares, preference shares and any junior subordinated obligations (including Junior Obligations) or other securities which in each case either by law rank, or by their terms are expressed to rank, junior to the Securities.

SECTION 2.02 Interest.

(a) The interest rate on the Securities shall be, or shall be determined, as set forth in Annex I hereto.

(b) The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name the relevant Security (or any Predecessor Dated Subordinated Security) is registered at the close of business on the Regular Record Date for such interest.

SECTION 2.03 Payment of Principal, Interest and Other Amounts.

(a) Payments of principal of and interest on the Securities shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments on Securities represented by a Global Security shall be made through one or more Paying Agents appointed under the Base Indenture to DTC or its nominee, as the Holder or Holders of the Global Security. Initially, the Paying Agent for the Securities shall be The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL, United Kingdom and the Place of Payment in respect of the Securities shall be the Corporate Trust Office of the Trustee, which as of the date hereof is hereby designated for purposes of the Securities initially as the office or agency of the Trustee located at said address. The Dated Subordinated Debt Security Registrar shall initially be The Bank of New York Mellon SA/NV, Luxembourg Branch, 2-4 Rue Eugene Ruppert, Vertigo Building – Polaris, Luxembourg, 2453, Luxembourg (which location shall also be a Place of Payment for purposes of Section 3.05(a) of the Base Indenture). The Company at any time and from time to time may change the Paying Agent, the Dated Subordinated Debt Security Registrar or, subject to Section 9.01 of the Base Indenture, the Place of Payment, without prior notice to the Holders of the Securities, and in such an event the Company may act as Paying Agent or Dated Subordinated Debt Security Registrar.

(b) Payments of principal of and interest on the Securities represented by a Global Security shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal, such Global Security is first surrendered to the Paying Agent. If a date of redemption or repayment or the Stated Maturity is not a Business Day, the Company may pay interest and principal and/or any amount payable upon redemption or repayment of the Securities on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the date of redemption or repayment or such Stated Maturity.

SECTION 2.04 Optional Redemption. Subject to Section 2.06 of this Fourth Supplemental Indenture and Sections 11.10 and 11.11 of the Base Indenture, the Company may, at the Company’s option, redeem the Securities then Outstanding, in whole but not in part, on the Reset Date at a redemption price equal to 100% of their principal amount, together with accrued but unpaid interest, if any, on the principal amount of the Securities to be redeemed to (but excluding) the date fixed for redemption.

SECTION 2.05 Regulatory Event Redemption. Subject to Section 2.06 of this Fourth Supplemental Indenture and Sections 11.10 and 11.11 of the Base Indenture, the Company may, at the Company’s option, at any time, redeem the Securities, in whole but not in part, at a redemption price equal to 100% of their principal amount, together with accrued but unpaid interest, if any, on the principal amount of the Securities to be redeemed to (but excluding) the date fixed for redemption, if, on or after the Issue Date, there occurs a change in the regulatory classification of the Securities that results in, or would be likely to result in the whole or any part of the outstanding aggregate principal amount of the Securities at any time being excluded from or ceasing to count towards, the Group’s Tier 2 Capital.

SECTION 2.06 Notice of Redemption.

(a) Before the Company may redeem the Securities pursuant to Section 11.09 of the Base Indenture and/or pursuant to Sections 2.04 and 2.05 hereof, the Company shall deliver via DTC (or, if the Securities are definitive Securities, to the Holders at their addresses shown on the Dated Subordinated Debt Security Register) prior notice of not less than thirty (30) days, nor more than sixty (60) days, to the Holders of the Securities. The Company shall deliver written notice of such redemption of the Securities to the Trustee at least five (5) Business Days prior to the date on which the relevant notice of redemption is sent to Holders (unless a shorter notice period shall be satisfactory to the Trustee). Such notice shall specify the Company’s election to redeem the Securities and the date fixed for such redemption and shall be irrevocable except in the limited circumstances described in Section 2.06(b) below.

(b) If the Company has delivered a notice of redemption pursuant to paragraph (a) of this Section 2.06, but prior to the payment of the redemption amount with respect to such redemption the Relevant U.K. Resolution Authority exercises its U.K. Bail-in Power with respect to the Securities, such redemption notice shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption amount shall be due and payable.

(c) If the event specified in Section 2.06(b) above occurs, the Company shall promptly deliver notice to the Holders of the Securities via DTC (or, if the Securities are definitive Securities, to the Holders at their addresses shown on the shown on the Dated Subordinated Debt Security Register) and to the Trustee directly, specifying the occurrence of the relevant event.

SECTION 2.07 Additional Amounts and FATCA Withholding Tax. The Company agrees, to the extent the Company has actual knowledge of such information, to provide the Paying Agent with sufficient information about any modification to the terms of the Securities for the purposes of determining whether FATCA Withholding Tax applies to any payment of principal or interest on the Securities.

SECTION 2.08 Acknowledgement with respect to Treatment of EEA BRRD Liabilities. Notwithstanding and to the exclusion of any other term of the Base Indenture, this Fourth Supplemental Indenture or any other agreements, arrangements, or understanding between the BRRD Party, on the one hand, and the Company, on the other hand, the Company acknowledges and accepts that an EEA BRRD Liability arising under the Base Indenture and this Fourth Supplemental Indenture may be subject to the exercise of EEA Bail-in Powers by the Relevant EEA Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of EEA Bail-in Powers by the Relevant EEA Resolution Authority in relation to any EEA BRRD Liability that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the EEA BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the EEA BRRD Liability into shares, other securities or other obligations of the BRRD Party or another person, and the issue to or conferral on the Company of such shares, securities or obligations;

(iii) the cancellation of the EEA BRRD Liability; or

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due including by suspending payment for a temporary period.

(b) the variation of the terms of the Base Indenture or this Fourth Supplemental Indenture, as deemed necessary by the Relevant EEA Resolution Authority, to give effect to the exercise of EEA Bail-in Powers by the Relevant EEA Resolution Authority in respect of the BRRD Party.

For these purposes:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“BRRD” means the EU Directive 2014/59/EU of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms of May 15, 2014, as amended or replaced from time to time (including as amended by Directive (EU) 2019/879 of the European Parliament and of the Council of May 20, 2019).

“BRRD Party” means The Bank of New York Mellon SA/NV, Luxembourg Branch, solely and exclusively in its role as Dated Subordinated Debt Security Registrar under the Base Indenture and this Fourth Supplemental Indenture. For the avoidance of doubt, The Bank of New York Mellon, London Branch, as Trustee and Paying Agent and in any other capacity under the Base Indenture or this Fourth Supplemental Indenture is not a BRRD Party under the Base Indenture or this Fourth Supplemental Indenture.

“EEA Bail-in Power” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“EEA BRRD Liability” means a liability of the BRRD Party to the Company under the Base Indenture or this Fourth Supplemental Indenture, if any, in respect of which the EEA Bail-in Power may be exercised.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com.

“Relevant EEA Resolution Authority” means the resolution authority with the ability to exercise any EEA Bail-in Powers in relation to the BRRD Party.

SECTION 2.09 Acknowledgement with Respect to Treatment of BRRD Liabilities. Any references to the “Trustee” in Section 13.02 of the Base Indenture shall be deemed to refer to the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.01 Effectiveness. This Fourth Supplemental Indenture shall become effective upon its execution and delivery.

SECTION 3.02 Original Issue. The Securities may, upon execution of this Fourth Supplemental Indenture, be executed by the Company and delivered by the Company to the Trustee for authentication, and the Trustee shall, upon delivery of a Company Order, authenticate and deliver such Securities as in such Company Order provided.

SECTION 3.03 Ratification and Integral Part. The Base Indenture as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, including without limitation all the rights, immunities and indemnities of the Trustee, and this Fourth Supplemental Indenture shall be deemed an integral part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 3.04 Priority. This Fourth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Fourth Supplemental Indenture shall, with respect to the Securities and subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

SECTION 3.05 Not Responsible for Recitals or Issuance of Securities. The recitals contained herein and in the Securities, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any authenticating agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture or of the Securities, except that the Trustee represents and warrants that it has duly authorized, executed and delivered this Fourth Supplemental Indenture. Neither the Trustee nor any authenticating agent shall be accountable for the use or application by the Company of the Securities or the proceeds thereof.

SECTION 3.06 Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 3.07 Counterparts. This Fourth Supplemental Indenture may be executed manually, by facsimile or by electronic signature in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.08 Governing Law. This Fourth Supplemental Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions set forth in Section 12.01 of the Base Indenture (as supplemented and amended by this Fourth Supplemental Indenture) and in the Global Securities, and the waiver of set-off provisions set forth in Section 5.04(d) of the Base Indenture, which shall be governed by and construed in accordance with English law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

BARCLAYS PLC

By:	/s/ Miray Muminoglu
Name: Miray Muminoglu
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON, LONDON
BRANCH, AS TRUSTEE AND PAYING AGENT

By:	/s/ Tom Vanson
Name: Tom Vanson
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON SA/NV,
LUXEMBOURG BRANCH, AS DATED SUBORDINATED DEBT SECURITY REGISTRAR

By:	/s/ Tom Vanson
Name: Tom Vanson
Title: Authorized Signatory

[Signature Page to Fourth Supplemental Indenture]

ANNEX I

Interest Terms of the Securities

Interest Terms of the Securities

Interest Rate	From (and including) the Issue Date to (but excluding) the Reset Date, the Securities will bear interest at a rate of 3.811% per annum (the “Initial Interest Rate”). From (and including) the Reset Date to (but excluding) the Stated Maturity (the “Reset Period”), the applicable per annum interest rate (the “Subsequent Interest Rate”) will be equal to the sum, as determined by the Calculation Agent, of the then-prevailing U.S. Treasury Rate (such term subject to the provisions described below) on the Reset Determination Date, plus 1.700% (the “Margin”).

Interest Payment Dates:	Semi-annually in arrear on March 10 and September 10 of each year, commencing on September 10, 2021 (each, an “Interest Payment Date”). If any scheduled Interest Payment Date would fall on a day that is not a Business Day, the Company will pay interest on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date.

Reset Date:	March 10, 2041 (the “Reset Date”)

Reset Determination Date:	The second Business Day immediately preceding the Reset Date (the “Reset Determination Date”).

Day Count:	30/360, Following, Unadjusted.

Calculation Agent:	The Bank of New York Mellon, London Branch, or its successor appointed by the Company.

Calculation of U.S. Treasury Rate	The Calculation Agent will determine the Subsequent Interest Rate for the Securities by reference to the then-prevailing U.S. Treasury Rate, on the Reset Determination Date. Promptly upon such determination, the Calculation Agent will notify the Company and the Trustee (if the Calculation Agent is not the Trustee) of the Subsequent Interest Rate. All determinations and any calculations made by the Calculation Agent for the purposes of calculating the Subsequent Interest Rate (or component thereof) shall be conclusive and binding on the holders of the Securities, the Company and the Trustee, absent manifest error. The Calculation Agent shall not be responsible to the Company, holders of the Securities or any third party for any failure of any Reference Treasury Dealer to provide quotations as requested of them or as a result of the Calculation Agent having acted on any quotation or other information given by any Reference Treasury Dealers which subsequently may be found to be incorrect or inaccurate in any way.

“U.S. Treasury Rate” means, with respect to the Reset Period, the rate per annum equal to: (1) the yield, under the heading which represents the average for the week immediately prior to the Reset Determination Date, appearing in the most recently published statistical release designated “H.15” , or any successor publication that is published by the Board of Governors of the Federal Reserve System that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, under the caption “Treasury constant maturities” , for the maturity of one year; or (2) if such release (or any successor release) is not published during the week immediately prior to the Reset Determination Date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Reset Determination Date.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate in percentage per annum as notified by the Calculation Agent to the Company equal to the yield on U.S. Treasury securities having a maturity of one year as set forth in the most recently published statistical release designated “H.15” under the caption “Treasury constant maturities” (or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury constant maturities” for the maturity of one year) at 5:00 p.m. (New York City time) on the last available date preceding the Reset Determination Date on which such rate was set forth in such release (or any successor release).

“Comparable Treasury Issue” means, with respect to the Reset Period, the U.S. Treasury security or securities selected by the Company with a maturity date on or about the last day of the Reset Period and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of one year.

“Comparable Treasury Price” means, with respect to the Reset Determination Date, (i) the arithmetic average of the Reference Treasury Dealer Quotations for the Reset Determination Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (ii) if fewer than five such Reference

Treasury Dealer Quotations are received, the arithmetic average of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then such Reference Treasury Dealer Quotation.

“Reference Treasury Dealer” means, with respect to the Reset Determination Date, each of up to five banks selected by the Company, or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S dollars.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the Reset Determination Date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices (such prices being obtained by the Company and furnished to the Calculation Agent) for the applicable Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, at 11:00 a.m. (New York City time) on the Reset Determination Date.

EXHIBIT A

Form of Global Note

THIS SECURITY IS A GLOBAL REGISTERED SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (OR ANY SUCCESSOR CLEARING SYSTEM) (“DTC”), TO BARCLAYS PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

This Security is one of a duly authorized issue of securities of the Company (as defined below) (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under and governed by the Dated Subordinated Debt Securities Indenture, dated as of May 9, 2017 (as heretofore amended and supplemented, the “Base Indenture”), as supplemented and amended by the Fourth Supplemental Indenture, dated as of March 10, 2021 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The rights of the Holder and Beneficial Owners of this Security are, to the extent and in the manner set forth in Section 12.01 of the Base Indenture and in the subordination provisions of this Security, subordinated to the claims of other creditors of the Company, and this Security is issued subject to the provisions of that Section 12.01 and to the subordination provisions of this Security, and the Holder of this Security, by accepting the same, agrees to, and shall be bound by, such provisions. The provisions of Section 12.01 of the Base Indenture and the terms of this paragraph are governed by, and shall be construed in accordance with, English law.

Notwithstanding and to the exclusion of any other term of the Securities or any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of the Securities, by acquiring the Securities, each Holder and Beneficial Owner of the Securities acknowledges, accepts, agrees to be bound by, and consents to, the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority (as those terms are defined in the Base Indenture) and the provisions set forth in Section 13.01 of the Base Indenture.

In accordance with Article 14 of the Base Indenture, each Holder and Beneficial Owner of the Securities that acquires the Securities in the secondary market shall be deemed to acknowledge, agree to be bound by, and consent to, the same provisions set forth in the Securities and the Indenture to the same extent as the Holders and Beneficial Owners of the Securities that acquire the Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by, and consent to, the terms of the Securities, including in relation to the provisions contained in Section 5.04(d) and Section 12.01 of the Base Indenture.

3.811% Fixed Rate Resetting Subordinated Callable Notes due 2042

No. 00[●]	$[●]

CUSIP NO. 06738E BS3

ISIN NO. US06738EBP37

COMMON CODE NO. 231335595

BARCLAYS PLC, a company duly incorporated and existing under the laws of England and Wales (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[●] ([●]) on March 10, 2042 (the “Maturity Date”), except as otherwise provided herein, and to pay interest thereon, in accordance with the terms hereof. Interest shall accrue on this Security from March 10, 2021 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, until the principal hereof is paid or made available for payment. Interest shall be paid semi-annually in arrear on March 10 and September 10 of each year (each, an “Interest Payment Date”). From (and including) March 10, 2021 to (but excluding) March 10, 2041 (the “Reset Date”), the Securities will bear interest at a rate of 3.811% per annum. From (and including) the Reset Date to (but excluding) the Maturity Date, the applicable per annum interest rate (the “Subsequent Interest Rate”) will be equal to the sum, as determined by the Calculation Agent, of the then-prevailing U.S. Treasury Rate (such term subject to the provisions of Annex I to the Fourth Supplemental Indenture) on the second Business Day immediately preceding the Reset Date, plus 1.700%.

Subject to the limitations specified on the reverse of this Security, interest on the Securities shall be computed and payable in arrear and on the basis of a 360-day year of twelve 30-day months.

The Calculation Agent, initially the Bank of New York Mellon, London Branch (the “Calculation Agent”), will determine the Subsequent Interest Rate in any circumstance where the Calculation Agent is so required under the terms of the Securities and the Indenture, in accordance with the provisions set forth in Annex I to the Fourth Supplemental Indenture.

All calculations made by the Calculation Agent for the purposes of calculating the interest rate on the Securities shall be conclusive and binding on the Holders of the Securities, the Company and the Trustee, absent manifest error.

If any scheduled Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day (as defined below), but interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date. If the Maturity Date or date of redemption or repayment is not a Business Day, the payment of interest and principal and/or any amount payable upon redemption or repayment of the Securities will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after such Maturity Date or date of redemption or repayment. If the Securities are redeemed, unless the Company defaults on payment of the Redemption Price, interest will cease to accrue on the Redemption Date on the Securities called for redemption. A “Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or in the City of New York, United States.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name the relevant Security (or any Predecessor Dated Subordinated Security) is registered at the close of business on the Regular Record Date for such interest.

No repayment of the principal amount of the Securities or payment of interest on the Securities shall become due and payable after the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority, unless such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company.

Payments of principal of and interest, if any, on the Securities shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments shall be made through one or more Paying Agents appointed under the Indenture to the Holder or Holders of this Security. Initially, the Paying Agent for the Securities shall be The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL, United Kingdom and the Place of Payment in respect of the Securities shall be the Corporate Trust Office of the Trustee, which as of the date hereof is hereby designated for purposes of the Securities initially as the office or agency of the Trustee located at said address. Initially, the Dated Subordinated Debt Security Registrar for the Securities shall be The Bank of New York Mellon SA/NV, Luxembourg Branch, 2-4 Rue Eugene Ruppert, Vertigo Building – Polaris, Luxembourg, 2453, Luxembourg (which location shall also be a Place of Payment for purposes of Section 3.05(a) of the Base Indenture). The Company at any time and from time to time may change the Paying Agent or, subject to Section 9.01 of the Base Indenture, the Place of Payment, and the Dated Subordinated Debt Security Registrar without prior notice to the Holders of the Securities, and in such an event the Company may act as Paying Agent or Dated Subordinated Debt Security Registrar. Payments of principal of and interest on the Securities shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal, this Security is first surrendered to the Paying Agent.

This Security shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions referred to herein and set forth in Section 12.01 of the Base Indenture (as supplemented and amended by the Fourth Supplemental Indenture), and the waiver of set-off provisions referred to herein and set forth in Section 5.04(d) of the Base Indenture which shall be governed by and construed in accordance with English law.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture, as defined herein.

THIS SECURITY IS NOT A DEPOSIT LIABILITY OF BARCLAYS PLC AND IS NOT COVERED BY THE U.K. FINANCIAL SERVICES COMPENSATION SCHEME OR INSURED BY THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION, THE CANADA DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF THE UNITED STATES, THE UNITED KINGDOM, CANADA, OR ANY OTHER JURISDICTION.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual, facsimile or electronic signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date: March 10, 2021	BARCLAYS PLC

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein referred to in the Indenture.

Date: March 10, 2021		THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Signature Page to Global Note No [●]]

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under and governed by the Dated Subordinated Debt Securities Indenture, dated as of May 9, 2017 (as heretofore amended and supplemented, the “Base Indenture”), between the Company and The Bank of New York Mellon, London Branch, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture, as supplemented and amended by the Fourth Supplemental Indenture, dated as of March 10, 2021 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and reference is hereby made to the Indenture, the terms of which are incorporated herein by reference, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth in this Security, the Indenture shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate principal amount of $1,000,000,000, which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

The provisions set forth in Section 10.04 of the Base Indenture are applicable to this Security. In addition, the Company agrees, to the extent the Company has actual knowledge of such information, to provide the Paying Agent with sufficient information about any modification to the terms of the Securities for the purposes of determining whether FATCA Withholding Tax applies to any payment of principal or interest on the Securities.

Subject to the limitations specified below, the Company may, at the Company’s option, redeem the Securities then Outstanding, in whole but not in part, on the Reset Date at a redemption price equal to 100% of their principal amount, together with any accrued but unpaid interest, if any, on the principal amount of the Securities to be redeemed to (but excluding) the date fixed for redemption.

Subject to the limitations specified below, the Company may also, at any time, at the Company’s option, redeem the Securities, in whole but not in part, pursuant to Section 11.09 of the Base Indenture and/or Section 2.05 of the Fourth Supplemental Indenture.

Before the Company may redeem the Securities pursuant to any of the preceding paragraphs relating to the Company’s rights of redemption, the Company shall deliver prior notice of not less than thirty (30) days, nor more than sixty (60) days to the Holders of the Securities pursuant to Section 2.06 of the Fourth Supplemental Indenture.

Notwithstanding any other provision of this Security or the Fourth Supplemental Indenture, the Company may redeem the Securities at the Company’s option only subject to the limitations specified in Section 11.10 of the Base Indenture.

Subject to Section 11.12 of the Base Indenture, the Company or any member of the Group may purchase or otherwise acquire any of the Outstanding Securities at any price in the open market or otherwise in accordance with the Capital Regulations, and subject to the prior consent of the PRA and/or the Relevant U.K. Resolution Authority (in either case, if such consent is then required by the Capital Regulations).

The Securities shall constitute the Company’s direct, unsecured and subordinated obligations, ranking pari passu without any preference among themselves. In the event of a winding up or administration of the Company, the claims of the Trustee (on behalf of the Holders of the Securities but not the rights and claims of the Trustee in its personal capacity under the Indenture) and the Holders of the Securities against the Company, in respect of such Securities (including any damages or other amounts (if payable)) shall: (i) be subordinated to the claims of all Senior Creditors; (ii) rank at least pari passu with the claims in respect of Parity Obligations and with the claims of all other subordinated creditors of the Company which in each case by law rank, or by their terms are expressed to rank, pari passu with the Securities; and (iii) rank senior to the Company’s ordinary shares, preference shares and any junior subordinated obligations (including Junior Obligations) or other securities which in each case either by law rank, or by their terms are expressed to rank, junior to the Securities.

“Senior Creditors” means creditors of the Company: (i) who are unsubordinated creditors; (ii) who are subordinated creditors (whether in the event of a winding-up or administration of the Company or otherwise) other than (x) those whose claims by law rank, or by their terms are expressed to rank, pari passu with or junior to the claims of the Holders of the Securities or (y) those whose claims are in respect of Parity Obligations or Junior Obligations; or (iii) who are creditors in respect of any secondary non-preferential debts. “secondary non-preferential debts” shall have the meaning given to it in the 2018 Order (as defined below) and any other law or regulation applicable to the Company which is amended by the 2018 Order, as each may be amended or replaced from time to time. “2018 Order” means the U.K. Banks and Building Societies (Priorities on Insolvency) Order 2018, as may be amended or replaced from time to time.

The Securities are subject to the waiver of set off provisions set forth in Section 5.04(d) of the Base Indenture.

All authority conferred or agreed to be conferred by each Holder and Beneficial Owner pursuant to this Security, including the consents given by such Holder and Beneficial Owner, shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Holder and Beneficial Owner.

This Security is subject to the provisions regarding the U.K. Bail-in Power Acknowledgement set forth in Section 13.01 of the Base Indenture.

The Securities are subject to provisions set forth in Article 5 of the Base Indenture, including the provisions regarding enforcement events and remedies set forth in Sections 5.01, 5.02 and 5.03 of the Base Indenture. The Securities will also be subject to the limitation of remedies set forth in Section 5.04 of the Base Indenture.

If a Winding-Up Event (as defined in Section 5.01(a) of the Base Indenture) occurs, the outstanding principal amount of this Security, together with any accrued but unpaid interest thereon, shall become immediately due and payable, without the need of any further action on the part of the Trustee, the Holders or any other Person.

If a Non-Payment Event (as defined in Section 5.02 of the Base Indenture) occurs, the Trustee may, at its discretion, and without further notice to the Company, institute proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the winding-up of the Company and/or prove in a winding-up of the Company and/or claim in a liquidation or administration of the Company.

Notwithstanding the limitations on remedies specified in this Security and under Article 5 of the Base Indenture, (1) the Trustee shall have such powers as are required to be authorized to it under the Trust Indenture Act in respect of the rights of the Holders and Beneficial Owners of the Securities under the provisions of the Indenture, and (2) nothing shall impair the right of a Holder or Beneficial Owner of the Securities under the Trust Indenture Act, absent such Holder’s or Beneficial Owner’s consent, to sue for any payment due but unpaid with respect to the Securities; provided that, in the case of (1) and (2) above, any payments in respect of, or arising from, the Securities, including any payments or amounts resulting or arising from the enforcement of any rights under the Trust Indenture Act in respect of the Securities, shall be subject to the subordination provisions set forth in Section 12.01 of the Base Indenture and in this Security. Subject to the provisions of the Trust Indenture Act, no Holder shall be entitled to proceed directly against the Company except as set forth in Section 5.08 of the Base Indenture.

The Indenture permits, with certain exceptions and subject to certain conditions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture as contemplated by Article 9 of the Base Indenture.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in initial denominations of $200,000 and increments of $1,000 thereafter. The denominations cannot be changed without the consent of the Trustee. The provisions on registration, transfer and exchange of the Securities set forth in Section 3.05 of the Base Indenture are applicable to the Securities.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions referred to herein and set forth in Section 12.01 of the Base Indenture (as supplemented and amended by the Fourth Supplemental Indenture), and the waiver of set-off provisions referenced herein and set forth in Section 5.04(d) of the Base Indenture, which are governed by, and construed in accordance with, English law.